Free Writing Prospectus (To the Prospectus dated August 31, 2007, the Prospectus Supplement dated September 4, 2007 and the Information Supplement dated December 12, 2007)	Filed Pursuant to Rule 433 Registration No. 333-145845 July 7, 2008

BARCLAYS BANK PLC

Bearish Reverse Convertible Notes linked to SkyWest Inc. and Ford Motor Company

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The invertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA/Aa1)‡

•	Issue date: July 16, 2008

•	Initial valuation date: July 11, 2008

•	Final valuation date: October 10, 2008

•	Maturity date: October 16, 2008

•	Initial price: Closing price of the linked share on the initial valuation date.

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price.
•	Linked Share Return: Final Price – Initial Price

                                  Initial Price

•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of Interest rate:

Deposit income*: TBD

Call premium: The interest rate minus the deposit income.

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Interest Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission	Aggregate Discount or Commission	Note Issuance #	CUSIP/ISIN
SkyWest Inc.	TBD	FWP-7	SKYW	TBD	14.00%	140%	TBD	TBD	TBD	TBD	E-2327	06738R 6K7/US06738R6K79
Ford Motor Company	TBD	FWP-8	F	TBD	18.00%	150%	TBD	TBD	TBD	TBD	E-2325	06738R 6G6/ US06738R6G67

*	Annualized Rate

Redemption Price:

•

At maturity, each holder receives the full principal amount unless (a) the final price is higher than the initial price and (b) between the initial valuation date and the final valuation date, inclusive, the price on any day is greater than the protection price.

•	If the condition in (a) and (b) are both true, at maturity, each holder receives a cash payment per $1,000 principal amount of notes, subject to a $0 minimum, calculated as follows:

$1,000 – ($1,000 x Linked Share Return)

See “Risk Factors” in this free writing prospectus and beginning on page S-3 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated August 31, 2007, the prospectus supplement dated September 4, 2007, and the information supplement dated December 12, 2007, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

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GENERAL TERMS FOR EACH NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. You may participate in any one of the Notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus, the prospectus supplement and the information supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus, the prospectus supplement and the information supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus supplement dated September 4, 2007 and prospectus dated August  31, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

Information Supplement dated December 12, 2007:

http://www.sec.gov/Archives/edgar/data/312070/000119312507263911/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the information supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Principal Amount Plus Interest—Your return is limited to the principal amount plus interest payments. Unless (i) the final price is greater than the Initial Share Price and (ii) on any day between the initial valuation date and the final valuation date, the closing price of the Linked Share has risen above the protection price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus accrued and unpaid interest, regardless of any appreciation or depreciation in the value of the Linked Share, which may be significant. Under certain circumstances, appreciation in the value of the Linked Share may even

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result in the loss of some or all of the principal amount of your notes at maturity. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Linked Share during the term of the notes.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity Secondary Market—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

No Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Linked Share would have.

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Notes with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Notes with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a call option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the call option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is higher than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is greater than the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, instead of the full principal amount of your Notes, a cash amount equal to the principal amount you invested reduced by the percentage increase in the price of the linked share, subject to a $0 minimum. In such case, the payment at maturity could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

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Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the interest rate specified on the front cover of this free writing prospectus. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or repayment date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the principal securities market for the linked share or banking institutions in New York City, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a call option written by you (the “Call Option”) that permits us to “cash settle” the Call Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the applicable reference asset at such time, subject to a maximum payment equal to the issue price of your Note), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Call Option. We intend to treat the Notes consistent with this approach. Under this approach, a portion of the interest payment made with respect to the Notes will be treated as interest on the Deposit, and the remainder will represent option premium attributable to your grant of the Call Option (“Call Premium”). If at maturity the Call Option is exercised, you will receive less than the issue price of your Notes (excluding any interest payment). In this case, you should be treated as paying to us an amount in satisfaction of your obligation to us under the Call Option, which would result in your recognition of short-term capital gain or loss with respect to the Call Option equal to the Call Premium received minus the amount deemed paid to us in full satisfaction of the Call Option. If at maturity the Call Option expires unexercised, you generally will recognize short-term capital gain in an amount equal to the total Option Premium received. The tax treatment of a sale or exchange of the Notes will be substantially the same as that described in the prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Certain Equity-Linked Notes—Certain Notes Treated as Deposits and Put Options.” However, references in the prospectus supplement to a “Put Option” and “Put Premium” should be understood as references the “Call Option” and “Call Premium,” respectively.

However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and call options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Call Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of

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1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from an investment in the Notes.

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or below its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is above its initial price but the closing price of the linked shares never rose above the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is above its initial price and the closing price of the linked shares rose above below the protection price during the term of the Notes, you will receive, instead of the full principal amount of your Notes, a cash amount equal to the principal amount you invested reduced by the percentage increase in the price of the linked share, subject to a $0 minimum.

In any case, you would have received the applicable interest payments during the term of the Notes.

In each instance, the percentage gain or loss from an investment in the Notes is set forth below in the Table of Hypothetical Values at Maturity.

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Ford Motor Company

According to publicly available information, Ford Motor Company (the “Company”) was incorporated in Delaware in 1919. The Company acquired the business of a Michigan company, also known as Ford Motor Company, which had been incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. The Company and its subsidiaries also engage in other businesses, including financing vehicles. Information about the Company can be found throughout its website located at www.ford.com.

The linked share’s SEC file number is 1-3950.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 28, 2002	$18.23	$14.88	$16.00
September 30, 2002	$16.24	$9.24	$9.80
December 31, 2002	$11.91	$6.90	$9.30
March 31, 2003	$10.73	$6.59	$7.52
June 30, 2003	$11.71	$7.35	$10.99
September 30, 2003	$12.53	$10.43	$10.77
December 31, 2003	$17.31	$10.68	$16.00
March 31, 2004	$17.34	$12.75	$13.57
June 30, 2004	$16.48	$13.00	$15.65
September 30, 2004	$15.76	$13.62	$14.05
December 31, 2004	$15.00	$12.61	$14.64
March 31, 2005	$14.75	$10.94	$11.33
June 30, 2005	$11.69	$9.09	$10.24
September 30, 2005	$11.18	$9.55	$9.86
December 30, 2005	$9.95	$7.57	$7.72
March 31, 2006	$8.96	$7.39	$7.96
June 30, 2006	$8.00	$6.18	$6.93
September 29, 2006	$9.46	$6.07	$8.09
December 29, 2006	$9.19	$6.85	$7.51
March 30, 2007	$8.97	$7.43	$7.89
June 29, 2007	$9.70	$7.67	$9.42
September 30, 2007	$9.64	$7.49	$8.49
December 31, 2007	$9.24	$6.65	$6.73
March 31, 2008	$6.94	$4.95	$5.72
June 30, 2008	$8.79	$4.46	$4.81
July 2, 2008*	$4.94	$4.36	$4.36

*	High, low and closing prices are for the period starting July 1, 2008 and ending July 2, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: F

Initial price: $4.36

Protection level: 150%

Protection price: $6.54

Interest Rate: 18.00% per annum, equal to 4.50% for the term of the Note.

Interest amount monthly: $15.00

Table of Hypothetical Values at Maturity

	3-Month Total Return
	Protection Price was not Breached During the Term of the Note.		Protection Price was Breached During the Term of the Note.
Linked Share Return	Payment on the Note Inclusive of Interest	Total Return on the Note (%)	Payment on the Note Inclusive of Interest	Total Return on the Note (%)
200%	N/A	N/A	$45.00	-95.50%
150%	N/A	N/A	$45.00	-95.50%
100%	N/A	N/A	$45.00	-95.50%
90%	N/A	N/A	$145.00	-85.50%
80%	N/A	N/A	$245.00	-75.50%
70%	N/A	N/A	$345.00	-65.50%
60%	N/A	N/A	$445.00	-55.50%
50%	$1045.00	4.50%	$545.00	-45.50%
40%	$1045.00	4.50%	$645.00	-35.50%
30%	$1045.00	4.50%	$745.00	-25.50%
20%	$1045.00	4.50%	$845.00	-15.50%
10%	$1045.00	4.50%	$945.00	-5.50%
0%	$1045.00	4.50%	$1045.00	4.50%
- 10%	$1045.00	4.50%	$1045.00	4.50%
- 20%	$1045.00	4.50%	$1045.00	4.50%
- 30%	$1045.00	4.50%	$1045.00	4.50%
- 40%	$1045.00	4.50%	$1045.00	4.50%
- 50%	$1045.00	4.50%	$1045.00	4.50%
- 60%	$1045.00	4.50%	$1045.00	4.50%
- 70%	$1045.00	4.50%	$1045.00	4.50%
- 80%	$1045.00	4.50%	$1045.00	4.50%
- 90%	$1045.00	4.50%	$1045.00	4.50%
-100%	$1045.00	4.50%	$1045.00	4.50%

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SkyWest Inc.

According to publicly available information, SkyWest, Inc. (the “Company”), through its wholly-owned subsidiaries, offers scheduled passenger service with over 2,550 daily departures to 294 destinations in the United States, Canada, Mexico and the Caribbean. Substantially all of the Company’s flights are operated as either Delta Connection, United Express or Midwest Connect flights under code-share arrangements with Delta, United or Midwest Airlines, Inc., respectively, with significant presence in their key domestic hubs and focus cities. As of December, 31, 2007, the Company’s fleet consisted of a total of 436 aircraft, of which 256 were in service with Delta, 165 were in service with United and 15 were in service with Midwest.

The linked share’s SEC file number is 000-14719.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 28, 2002	$23.35	$11.37	$13.10
September 30, 2002	$20.15	$11.20	$13.07
December 31, 2002	$15.07	$8.60	$10.31
March 31, 2003	$19.95	$10.19	$19.06
June 30, 2003	$21.10	$16.60	$17.32
September 30, 2003	$19.49	$15.30	$18.12
December 31, 2003	$20.70	$16.91	$19.24
March 31, 2004	$20.00	$15.47	$17.41
June 30, 2004	$17.50	$13.00	$15.05
September 30, 2004	$20.45	$14.31	$20.06
December 31, 2004	$20.46	$16.05	$18.59
March 31, 2005	$20.00	$17.31	$18.18
June 30, 2005	$27.74	$17.61	$26.82
September 30, 2005	$34.09	$25.87	$26.86
December 30, 2005	$30.36	$25.50	$29.27
March 31, 2006	$30.44	$20.88	$24.80
June 30, 2006	$26.06	$21.90	$24.52
September 29, 2006	$28.07	$23.98	$25.51
December 29, 2006	$28.49	$24.70	$26.83
March 30, 2007	$28.59	$23.70	$23.83
June 29, 2007	$25.58	$21.29	$25.17
September 30, 2007	$29.49	$23.44	$26.85
December 31, 2007	$27.19	$20.02	$21.12
March 31, 2008	$21.90	$12.53	$12.65
June 30, 2008	$21.90	$12.53	$12.65
July 2, 2008*	$12.64	$11.81	$11.84

*	High, low and closing prices are for the period starting July 1, 2008 and ending July 2, 2008.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: SKYW

Initial price: $11.84

Protection level: 140%

Protection price: $16.576

Interest Rate: 14.00% per annum, equal to 3.50% the term of the Note.

Interest amount monthly: $11.66

Table of Hypothetical Values at Maturity

	3-Month Total Return
	Protection Price was not Breached During the Term of the Note.		Protection Price was Breached During the Term of the Note.
Linked Share Return	Payment on the Note Inclusive of Interest	Total Return on the Note (%)	Payment on the Note Inclusive of Interest	Total Return on the Note (%)
200%	N/A	N/A	$35.00	-96.50%
150%	N/A	N/A	$35.00	-96.50%
100%	N/A	N/A	$35.00	-96.50%
90%	N/A	N/A	$135.00	-86.50%
80%	N/A	N/A	$235.00	-76.50%
70%	N/A	N/A	$335.00	-66.50%
60%	N/A	N/A	$435.00	-56.50%
50%	N/A	N/A	$535.00	-46.50%
40%	$1035.00	3.50%	$635.00	-36.50%
30%	$1035.00	3.50%	$735.00	-26.50%
20%	$1035.00	3.50%	$835.00	-16.50%
10%	$1035.00	3.50%	$935.00	-6.50%
0%	$1035.00	3.50%	$1035.00	3.50%
- 10%	$1035.00	3.50%	$1035.00	3.50%
- 20%	$1035.00	3.50%	$1035.00	3.50%
- 30%	$1035.00	3.50%	$1035.00	3.50%
- 40%	$1035.00	3.50%	$1035.00	3.50%
- 50%	$1035.00	3.50%	$1035.00	3.50%
- 60%	$1035.00	3.50%	$1035.00	3.50%
- 70%	$1035.00	3.50%	$1035.00	3.50%
- 80%	$1035.00	3.50%	$1035.00	3.50%
- 90%	$1035.00	3.50%	$1035.00	3.50%
-100%	$1035.00	3.50%	$1035.00	3.50%

FWP-8